Exhibit 10.2
[Sysco Letterhead]
PERSONAL AND CONFIDENTIAL

[Date]
[Name]
[Title]
[Email Address]

    Re:    Benefits Upon Termination Under Certain Circumstances
Dear [Name],
You are a key employee of Sysco Corporation (“Sysco” or the “Company”), and I know that you will make significant contributions to the profitability, growth, and financial strength of Sysco as we move forward. In recognition of your key role and to encourage your continued focus on driving Sysco’s strategic priorities, the Compensation and Leadership Development Committee of Sysco’s Board of Directors has approved certain benefits to be paid to you in the event that your employment were to end under specific circumstances.
The purpose of this letter agreement (this “Agreement”) is to memorialize the severance payments and benefits to which you will be entitled if your employment with Sysco ceases under particular circumstances. It further sets forth your obligations and commitments in exchange for continued employment with Sysco, the compensation and benefits you receive during such employment, and the promise and/or receipt of exit benefits if your employment terminates under certain circumstances.
1.Circumstances Covered by this Agreement: You will be entitled to the benefits described in this Agreement if your employment ceases for one of the following Eligible Termination Reasons:

a.Involuntary Termination Without Cause: “Cause” means your (1) conviction of, or plea of nolo contendere to, a felony under federal law or the law of the state in which such action occurred; (2) dishonesty in the course of fulfilling your employment or service duties; (3) willful and deliberate failure to perform your reasonable employment or service duties in any material respect; (4) your violation of any material company policy, including the Sysco Global Code of Conduct; or (5) your violation of any non-competition, non-solicitation, confidentiality or other restrictive covenants agreement or code of conduct applicable to you. Sysco shall have the sole discretion to determine whether Cause for termination exists.

b.Voluntary Termination with Good Reason: “Good Reason” means the occurrence of one or more of the following, without your consent: (1) a material diminution in your authority, duties or responsibilities; (2) a material change in the geographic location at which you must perform services for the Company or its subsidiaries; or (3) a material diminution in your annual base salary; provided, however, that to the extent equivalent salary reductions have been made for similarly situated executives, such salary reduction shall not constitute Good Reason. You must provide written notice of your intent to terminate for Good Reason to Sysco within thirty (30) days after the event constituting Good Reason. Sysco shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in your notice of termination. If Sysco does not correct the act or failure to act, you must terminate your employment for Good Reason within thirty (30) days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

c.Termination as a Result of a Change in Control: A “Change in Control Termination” means a termination of your employment by Sysco without Cause or your resignation of employment with Sysco for Good Reason, occurring during the period beginning on the date that a Change in Control (as defined in the Sysco Corporation 2018 Omnibus Incentive Plan) occurs and ending on the second anniversary thereof.

2.Benefits Upon Termination for an Eligible Termination Reason. If your employment terminates for an Eligible Termination Reason, you will be entitled to the following benefits, subject to the terms and conditions described in this Agreement:
a.Severance Payment:

i.Severance Payment in the Event of an Involuntary Termination Without Cause or Voluntary Termination for Good Reason: An amount equal to one and one-half (1.5) times the sum of your then-current annual base salary, less applicable withholdings (the “Non-CIC Severance Payment”). The Non-CIC Severance Payment will not be considered compensation under any compensation or benefit plan sponsored or maintained by Sysco and will be in lieu of any separation of employment-related payment to which you otherwise would have been entitled under any plan, practice or program maintained by, or any agreement with, Sysco or any related or affiliated entity, all of which shall be superseded by this Agreement. You will not be eligible for any other severance payment, except as described herein, and there will be no duplication of benefits. Subject to Section 11(a) of this Agreement, the Non-CIC Severance Payment will be made in equal monthly installments for a period of 24 months, commencing as soon as practicable, but no later than thirty (30) days following the effective date of an executed General Release (as defined below).

ii.Severance Payment in the Event of a Change In Control Termination: An amount equal to one and one-half (1.5) times the sum of (A) your then-current annual base salary and (B) your then-current target short term incentive, less applicable withholdings (the “CIC Severance Payment”). The CIC Severance Payment will not be considered compensation under any compensation or benefit plan sponsored or maintained by Sysco and will be in lieu of any separation of employment-related payment to which you otherwise would have been entitled under any plan, practice or program maintained by, or any agreement with, Sysco or any related or affiliated entity, all of which shall be superseded by this Agreement. You will not be eligible for any other severance payment, except as described herein, and there will be no duplication of benefits. Subject to Section 11(a) of this Agreement, the CIC Severance Payment will be made in a lump sum payment occurring as soon as practicable, but no later than thirty (30) days following the effective date of an executed General Release (as defined below).
b.Group Health Plan Benefits Reimbursement: Provided that you or your eligible dependents, if any, are participating in Sysco’s group health, dental and vision plans at the time of your separation of employment and elect on a timely basis to continue that participation in some or all of the offered plans through the federal law commonly known as “COBRA,” you will be eligible to receive, on a monthly basis, reimbursement in an amount equal to the difference between (i) the amounts of any premiums or other fees paid by you pursuant to COBRA to maintain your health benefits under the Company’s group health, dental and vision plans and (ii) the applicable active employee rates for such health, dental and vision benefits (the “Group Health Plan Benefits Reimbursement”). You shall continue to be eligible for the Group Health Plan Benefits Reimbursement until the earlier to occur of (1) the date eighteen (18) months after your active employee coverage ends; or (2) the date you are eligible to enroll in the health, dental and/or vision plans of another employer. Your continued receipt of the Group Health Plan Benefits Reimbursement is dependent on you and your dependents continuing to be eligible to participate in Sysco’s offered plans through COBRA. You agree to notify Sysco promptly if you are eligible to enroll in the plans of another employer or if you or any of your dependents cease to be eligible to continue participation in Company plans through COBRA. Group Health Benefits Plan Reimbursement will immediately cease if you violate the terms of this Agreement.
c.Outplacement: You will be immediately eligible for outplacement services at the expense of Sysco. Such services will be provided for up to twelve (12) months of coverage, or until new employment is obtained, whichever occurs first. Outplacement benefits described in this subsection will immediately cease if you violate the terms of this Agreement.

d.Annual Incentive in the Event of Involuntary Termination Not for Cause or Resignation for Good Reason: If your employment with Sysco ends involuntarily not for Cause or you resign with Good Reason, you will remain eligible for a pro-rata portion of your annual or short-term incentive for the fiscal year during which your employment is terminated. Your incentive payment will be calculated based on the number of full calendar months you were employed by Sysco during the applicable performance period and will be subject to the attainment of applicable Sysco performance goals for such performance period. Any annual or short-term incentive paid to you under this subsection will be subject to applicable withholding taxes and will be calculated on the same basis and made payable at the same time as all other annual or short-term incentives for the same performance period.

e.Annual Incentive in the Event of a Change in Control Termination: If your employment with Sysco ends as a result of a Change in Control Termination, you will remain eligible for a pro-rata portion of your annual or short-term incentive for the fiscal year during which your employment is terminated. Your incentive payment will be calculated based on the number of full calendar months you were employed by Sysco during the applicable performance period and be paid at 100% of the target performance under the applicable Sysco performance goals for such performance period. Any annual or short-term incentive paid to you under this subsection will be subject to applicable withholding taxes and will be payable at the same time as all other annual or short-term incentives for the same performance period.

3.Circumstances Upon Which There Will Be No Entitlement to Benefits. This Agreement does not provide termination benefits for any separation of employment relating to:

a.Termination with Cause;
b.Voluntary Termination Without Good Reason; or
c.Death or Disability. “Disability” means (i) in the United States, that you have been determined by the Social Security Administration to be totally disabled and (ii) in all other jurisdictions, disability, as determined pursuant to the Company’s long-term disability policy.
4.Employment-at-Will. This Agreement does not constitute a contract of employment, and you acknowledge that your employment with Sysco is terminable “at-will” by either party with or without Cause and with or without notice.

5.Benefits Conditioned Upon Execution of Full Release of Claims. You must execute and not revoke a legally enforceable general release of claims (“General Release”) in a form acceptable to Sysco prior to the receipt of any payments or benefits set forth in this Agreement.
6.Effective Date; Term; Renewal. This Agreement is effective as of July 15, 2020 (the “Effective Date”) for one year. This Agreement shall be automatically renewed annually thereafter for a renewal period of one year, unless written notice of non-renewal is given by you or by Sysco at least thirty (30) days prior to the expiration of the term, including any renewal periods.

7.Benefits Conditioned Upon Execution of Protective Covenants Agreement. You must execute the attached Protective Covenants Agreement concurrently with your execution of this Agreement in order to be eligible for the payments and benefits set forth in this Agreement.

8.Intellectual Property Rights. You acknowledge that your development, work or research on any and all inventions or expressions of ideas, that may or may not be eligible for patent, copyright, trademark or trade secret protection, hereafter made or conceived solely or jointly within the scope of employment at Sysco, provided such invention or expression of an idea relates to the business of Sysco or relates to actual or demonstrably anticipated research or development of Sysco or results from any work performed by you for or on behalf of Sysco, are hereby assigned to Sysco, including your entire rights, title and interest. You will promptly disclose such invention or expression of an idea to your leader and will, upon request, promptly execute a specific written assignment of title to Sysco. If you currently hold any inventions or expressions of an idea, regardless of whether they were published or filed with the U.S. Patent and Trademark Office or the U.S. Copyright Office, or are under contract to not so assign, you will provide a list of such inventions or idea to the Company’s General Counsel within two days of the execution of this Agreement.

9.Cooperation in Litigation. You agree, without receiving additional compensation, to fully and completely cooperate with Sysco, both during and after the period of employment with Sysco, with respect to matters that relate to your employment, in all investigations, potential litigation or litigation in which Sysco is involved or may become involved, other than any such investigations, potential litigation or litigation between you and Sysco. Sysco will reimburse you for reasonable travel and out-of-pocket expenses incurred in connection with any such investigations, potential litigation or litigation.

10.Non-Disparagement. You will not take any actions that would reasonably be expected to be detrimental to the interests of Sysco or any Sysco affiliate, nor make derogatory statements, either written or oral to any third party, or otherwise publicly disparage Sysco or any Sysco affiliate, its products, services, or present or former employees, officers, directors, or customers. This provision does not and is not intended to preclude you from providing truthful testimony in response to legal process or governmental inquiry.

11.Tax Matters.

a.Section 409A Compliance. This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code and valid regulations thereunder (“Section 409A”) as a short term deferral, or to comply with the requirements of Section 409A and, specifically, with the provisions of Treasury Regulation Section 1.409A-3(i)(1)(i) stating that a plan may provide that a payment upon the lapse of a substantial risk of forfeiture is to be made in accordance with a fixed schedule that is objectively determinable based on the date the substantial risk of forfeiture lapses. The substantial risk of forfeiture lapses on the date the Executive’s employment ceases for an Eligible Termination Reason that is a “separation from service” under Section 409A. This Agreement shall be administered and interpreted in accordance with Section 409A. For purposes of Section 409A, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments. Payments shall commence not later than 90 days after the date of separation from service for an Eligible Termination Reason. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, based on timing of the execution of the Release, payment shall be made in the later taxable year, if required by Section 409A. With respect to amounts paid under this Agreement that are reimbursements or in-kind benefits under Treasury Regulation Section 1.409A-3(i)(1)(iv), no such reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit; the amount available for reimbursement or in-kind benefits provided during any calendar year shall not affect the amount available for reimbursement or in-kind benefits to be provided in a subsequent calendar year; and any reimbursement to which you are entitled shall be made promptly, but no later than the last day of the calendar year immediately following the calendar year in which such expenses were incurred. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.

b.Treatment of Payments or Benefits Under Section 280G. In the event that any payment or benefit received (or to be received) by you would fail to be deductible under Section 280G of the Internal Revenue Code (“Section 280G”) or otherwise would be subject (in whole or part) to the excise tax imposed by Section

4999 of the Internal Revenue Code (the “Excise Tax”) then, the payment or benefits to be received by you that are subject to Section 280G shall be reduced to the extent necessary so that no portion of the total payment or benefits is subject to the Excise Tax, but only if the net amount of such payment or benefits, as so reduced, is greater than or equal to the net amount of such total payment or benefits without such reduction.

12. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and, during the term of this Agreement, supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof.

13.Governing Law, Jurisdiction, and Venue. This Agreement shall be governed by the laws of the United States and the laws of the State of Texas, both as to interpretation and performance. Any action or other legal proceeding not subject to arbitration under this Agreement or any action or legal proceeding regarding the enforceability of this Agreement shall be brought exclusively in an appropriate court of competent jurisdiction located in Harris County, Texas (if the action is brought in state court) or in the Southern District of Texas (if such action is brought in federal court). Any action brought within such courts shall not be transferred or removed by you to any other state or federal court.

14.Severability; Validity. If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

15.Successors and Assigns. This Agreement may be transferred, in whole or in part, by the Company to its successors and assigns, and the rights and obligations of this Agreement shall be binding upon and inure to the benefit of any successors or assigns of the Company, and you will remain bound to fulfill your obligations under this Agreement. You may not, however, transfer or assign your rights or obligations under this Agreement.

16.Survival. The obligations contained in Sections 8, 9, 10 and 13 of this Agreement shall remain in full force and effect after the termination of your employment with the Company. You and the Company acknowledge and understand that your obligations under this Agreement shall not be affected by the reasons for, circumstances of, or identity of the party who initiates the termination of your employment with Sysco.

17.Inurement. This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee, or, if there is no such devisee, legatee or designee, to your estate.

18.No Waiver. The Company’s waiver or failure to enforce the terms of this Agreement in one instance shall not constitute a waiver of its rights under this Agreement to enforce, in other instances, that term or any other term of this Agreement.

19.Read and Understood. By signing below, you agree that you have read this Agreement, carefully and understand each of its terms and conditions and been provided the opportunity to seek independent legal counsel of your choice to the extent you deemed such advice necessary in connection with the review and execution of this Agreement.
I appreciate your contribution to the success of Sysco and value the role you will play in our success in the future. Please sign below indicating your receipt of and agreement to these terms.

Sincerely,

Kevin Hourican
President & CEO
Attachment

Agreed:
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